Exhibit 12


                      RATIO OF EARNINGS TO FIXED CHARGES



                                              Year Ended December 31
                                   -----------------------------------------
                                   1999     1998     1997      1996     1995
                                   ----     ----     ----      ----     ----

                                       (In thousands, except ratio data)


Income Before Income Taxes . . . $ 9,663  $ 8,859  $ 6,744   $ 8,418  $ 8,969

Interest on Indebtedness . . . .   8,920    8,723    8,801     8,312    8,048

Portion of rents representative
  of the interest factor . . . .     746      665      603       518      449
                                 -------  -------  -------   -------  -------

     Earnings as adjusted. . . . $19,329  $18,247  $16,148   $17,248  $17,466
                                 =======  =======  =======   =======  =======



Fixed Charges:

Interest on Indebtedness . . . . $ 8,920  $ 8,723  $ 8,801   $ 8,312  $ 8,048

Portion of rents representative
  of the interest factor . . . .     746      665      603       518      449
                                 -------  -------  -------   -------  -------

      Fixed Charges. . . . . . . $ 9,666  $ 9,388  $ 9,404   $ 8,830  $ 8,497
                                 =======  =======  =======   =======  =======


Ratio of Earnings
     to Fixed Charges. . . . . .    2.00     1.94     1.72      1.95     2.06
                                    ====     ====     ====      ====     ====